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                                                                    EXHIBIT 21.1


EXHIBIT 21.1 - SUBSIDIARIES OF THE REGISTRANT


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SUBSIDIARY                                        JURISDICTION OF ORGANIZATION

U.S. SUBSIDIARIES

Ion Tech, Inc.                                    Colorado
Tulakes Real Estate Investments, Inc.             Colorado
Veeco Industrial Measurement, LLC                 Delaware
Veeco Metrology, LLC                              Delaware
     Robin Hill Properties, Inc.                  California
Wyko Corporation                                  Arizona


FOREIGN SUBSIDIARIES

Nihon Veeco K.K.                                  Japan
Veeco Barbados Ltd.                               Barbados
Veeco Instruments GmbH                            Germany
Veeco Instruments Limited                         England
Veeco Instruments S.A.                            France
     Elvion S.A.                                  France

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